CALCULATION OF REGISTRATION FEE

		Amount of
	Maximum Aggregate	Registration
Title of Each Class of Securities Offered	Offering Price	Fee(1)(2)
Depositary Shares of The Allstate Corporation (each representing a 1/1,000th interest in a share of Fixed Rate Noncumulative Perpetual Preferred Stock, Series F)	$250,000,000	$32,200
Fixed Rate Noncumulative Perpetual Preferred Stock, Series F	(3)	(3)

(1)   Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

(2)   A registration fee of $32,200 is due for this offering. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-181059 on Form S-3ASR.

(3)   No separate consideration will be payable in respect of shares of Fixed Rate Noncumulative Perpetual Preferred Stock, Series F, which are issued in connection with this offering.

Pricing Supplement dated June 5, 2014

Pricing Supplement No. 3	Filed Pursuant to Rule 424(b)(2)
(To prospectus supplement dated December 2, 2013 and	Registration Statement No. 333-181059
prospectus dated April 30, 2012)

THE ALLSTATE CORPORATION

LEOPARDS™*

EACH REPRESENTING A 1/1,000TH INTEREST IN A SHARE OF

FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F

CUSIP											Net
Number of		Public	Size ($/#	Dividend Rate			Initial	Make-	Proposed	Purchasing	Proceeds
Depositary		Offering	Depositary	(Non-	Dividend		Redemption	Whole	NYSE Listing	Agent’s	(before
Shares	Series	Price(1)	Shares)(2)	Cumulative)(3)	Frequency(4)	Maturity	Date(5)	Premium(5)	Symbol(6)	Discount	Expenses)(7)
020002853	F	$25.00	$250,000,000/ 10,000,000	6.25%	Quarterly	Perpetual	October 15, 2019	45 basis points	ALL PR F	$0.7875	$242,125,000

(1)                                 Investment advisers, either registered under the Investment Advisers Act of 1940 or exempt therefrom, purchasing shares for the account of their advisory clients may be offered shares at up to a $0.40 discount to the public offering price

(2)                                 Shares to be outstanding immediately after this offering: 10,000,000 Depositary Shares

(3)                                 Dividends are payable only when, as and if declared

(4)                                 Dividends are payable in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2014

(5)                                 The Issuer may, at its option, redeem the shares of Preferred Stock (i) in whole but not in part at any time prior to the Initial Redemption Date specified above, within 90 days after the occurrence of a “rating agency event” at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), or if greater, the present values of (A) $25,000 per share of Preferred Stock (or $25 per Depositary Share) and

(B) all undeclared dividends for the dividend periods from the date of redemption to and including the Initial Redemption Date specified above, in each case, discounted to the date of redemption on a quarterly basis at a discount rate equal to the treasury rate plus the Make-Whole Premium specified above, plus, in each case, any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date, or (ii) in whole or in part, from time to time, on any dividend payment date on or after the Initial Redemption Date specified above at a redemption price equal to $25,000 per share of Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends, without regard to any undeclared dividends, to but excluding the redemption date

(6)                                 If approved for listing, trading of the Depositary Shares is expected to commence within a 90-day period after June 12, 2014

(7)                                 We estimate that the total expenses for this offering will be approximately $500,000 (excluding the Purchasing Agent’s Discount)

Offering Date: June 2, 2014 through June 5, 2014

Trade Date: June 5, 2014

Settlement Date: June 12, 2014 (T+5)

Alternative Settlement Cycle

It is expected that delivery of the Depositary Shares will be made against payment therefor on or about the fifth business day following the Trade Date (such settlement cycle being referred to as ‘‘T+5’’). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Depositary Shares on the Trade Date or the next succeeding business day will be required, by virtue of the fact that the Depositary Shares initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers who wish to trade the Depositary Shares on the Trade Date or the next succeeding business day should consult their own advisors.

Minimum Denomination/Increments: $25.00/$25.00

Purchasing Agent: Incapital LLC

Trades settle flat and clear SDFS: DTC Book Entry

DTC Number 0235 via RBC Dain Rauscher Inc.

* The Incapital LEOPARDS™ program provides for the Long Execution of Preferred and Related Debt Securities